Exhibit 10.1
DESCRIPTION OF THE MATERIAL TERMS OF
THE 2007 BONUS PROGRAM FOR MIVA, INC.
     The 2007 Bonus Program (the “Bonus Program”) provides for the payment of cash bonuses to employees of the Company and its subsidiaries, including the Company’s currently employed named executive officers (the “NEOs,” as anticipated to be named in the Company’s 2007 proxy statement). Bonus payouts to the NEOs under the Bonus Program are based on achievement of adjusted EBITDA and cash target objectives for the fiscal year ended December 31, 2007. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, and amortization, less other expenses.
     The following table sets forth the threshold, target, and maximum amounts for which an NEO is eligible under the Bonus Program:

Executive Officer	Position	Threshold/Target	Maximum
Peter Corrao	Chief Executive Officer	$320,000	$640,000
Sebastian Bishop	President and Chief Marketing Officer	$232,320	$464,640
Lowell W. Robinson	Chief Financial Officer and Chief Administrative Officer	$210,000	$420,000
John Pisaris	General Counsel	$137,500	$275,000
     Any bonus payouts to NEOs will be made on an annual basis. In the event of a change of control, the adjusted EBITDA and cash target objectives will be deemed to be met for the NEOs, and each NEO’s Target Bonus for the full year will be paid upon consummation of the change of control.
     For NEOs with employment contracts containing provisions for termination for “good reason” or termination by the Company “without cause,” upon separation of employment for either of those reasons, the executive will receive an amount equal to their Target Bonus, pro-rated for the amount of time employed by the Company in fiscal 2007, increased or decreased pursuant to actual performance versus targeted performance in the Bonus Program measured as of the end of the calendar month in the month preceding the termination date.